Exhibit 99.2 8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Mark Barbalato (212) 850-5707

MILLER INDUSTRIES ANNOUNCES ELECTION OF Deborah Whitmire TO BOARD OF DIRECTORS

CHATTANOOGA, Tenn., February 10, 2020/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced that Deborah Whitmire, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, has been elected to its Board of Directors, effective February 10, 2020. Ms. Whitmire was elected to the Board at the same time as Leigh Walton, a partner at the law firm of Bass, Berry & Sims PLC. With Ms. Whitmire’s election, the Board has been expanded to seven directors.

“We are delighted to welcome Ms. Whitmire to our Board of Directors. Debbie has provided invaluable expertise and leadership as a seasoned member of our executive team and we are confident that she will be a significant asset to the Board,” said William G. Miller, executive Chairman of the Board. “The addition of Debbie to our Board reflects our focus on diversity and our commitment to advancing the Company’s strategy.”

Ms. Whitmire has been employed by the Company since 1996. She has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since January 2017, after serving as the Company’s Vice President and Corporate Controller from January 2014 to December 2016. Prior to that time, she served in various finance and accounting positions with Miller Industries Towing Equipment Inc. from March 2005 to January 2014. Ms. Whitmire earned a B.S. in accounting from WGU Tennessee and an A.S. in Accounting Technology from Chattanooga State Community College.

About Miller Industries

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.